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                                                                   Exhibit 99(a)

              Maytag to Explore Potential Sale of G.S. Blodgett;
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           Continue Renewed Focus on its Traditional Core Businesses
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     NEWTON, IOWA--(May 23, 2001)--Maytag Corporation announced today it will explore strategic alternatives that include the potential sale of G.S. Blodgett, the company's commercial cooking products manufacturer headquartered in Burlington, Vt. Blodgett manufactures and sells commercial ovens, fryers, and charbroilers to the foodservice industry under brands that include Blodgett, Pitco Frialator, MagiKitch'n, and Blodgett Combi. In 2000, net sales of G.S. Blodgett were approximately $135 million. No timeline has been announced for a transaction.

     Commenting on the decision, Maytag Corporation President and CEO Leonard A. Hadley said, "This is one more step in the corporation's renewed focus on our more traditional core businesses and the premium brands within those businesses. We acquired the Blodgett companies with the intention of adding other commercial businesses and brands. As it turned out, Maytag was not able to strengthen its position in the foodservice equipment industry through acquisition.

     "Blodgett is a great company with a rich heritage. Both the Blodgett brand and business are strong, but our ability to maximize Blodgett's potential is limited. As a corporation, we lack critical mass in commercial foodservice markets, and we lack compelling synergies with our home appliance businesses in product design, distribution, and customer sets.

     "In our view, the best way to maximize the opportunity for Blodgett, its customers and employees is with a new owner. At the same time, we believe the best way to maximize value for Maytag's shareowners is with a sharper focus on our traditional businesses and brands."

     G.S. Blodgett president Glenn Kelsey added, "Blodgett is a business that has been a profitable leader in its industry, with a reputation for premium products, innovation, and customer service. We are confident we will continue to strengthen that reputation under new ownership, which will best serve Blodgett's customers and its employees."

     Hadley indicated that proceeds from the transaction would be used to strengthen Maytag's existing businesses, product lines, and premium brand strategy.

     Maytag has retained Salomon Smith Barney, Inc. to advise on the potential sale.

     Maytag acquired Blodgett in 1997. Blodgett operates two manufacturing centers, located in Vermont and New Hampshire, with nearly 700 employees.

     Maytag Corporation is a leading producer of home appliances and refrigerated vending equipment. The corporation's primary brands include Maytag, Hoover, Jenn-Air, and Dixie-Narco.

Forward-Looking Statements: Certain statements in this news release, including any discussion of management expectations for future periods, constitute "forward-looking statements" within the meaning of the Private Securities

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Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from the future results expressed or implied by those statements. For a description of such factors, refer to "Forward Looking Statements" in the Management's Discussion and Analysis section of Maytag's Annual Report on Form 10-K for the year ended December 31, 2000, and each quarter's 10-Q.


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CPI0120

Media Contact:                               Additional Information:
James G. Powell                              www.maytagcorp.com
Maytag Communications
641-787-8392
jpowel@maytag.com

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